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                                                                       EXHIBIT 7

                               ONIX SYSTEMS INC.
                             22001 North Park Drive
                           Kingwood, Texas 77339-3804

                                                                  March 24, 2000

Dear Shareholder:

   On March 13, 2000, ONIX Acquisition Inc., a wholly-owned subsidiary of Thermo Instrument Systems Inc. ("Thermo Instrument"), commenced a tender offer to acquire for $9.00 per share in cash all of the issued and outstanding shares of common stock of ONIX Systems Inc. (the "Company") not currently owned by Thermo Electron Corporation ("Thermo Electron") and its affiliates, including Thermo Instrument (the "Offer").

   Because all of the current members of the Company's Board of Directors, except the undersigned, are affiliated with Thermo Electron and/or Thermo Instrument, the Company's Board of Directors appointed the undersigned as a one-member Special Committee to respond to the Offer. Based on the factors considered by the Special Committee and set forth in the attached Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which was filed today with the Securities and Exchange Commission, the Special Committee is not making a recommendation, is expressing no opinion and is remaining neutral with respect to the Offer.

   Because the Special Committee is not making a recommendation with respect to the Offer, you must make your own decision as to the adequacy and acceptability of the Offer. The Special Committee strongly urges you to make your decision based on all of the information available to you, including the factors considered by the Special Committee and described in the Schedule 14D-9, and, to that end, strongly urges that you read the enclosed materials carefully and in their entirety.

                                          Very truly yours,

                                          David J. Beaubien

                                          Sole Member of the Special Committee
                                          of the Board of Directors of ONIX
                                          Systems Inc.